EXHIBIT 3
October 27, 2017
Aquarian Investors Heritage Holdings LLC
 299 Park Avenue, 6th Floor
New York, NY 10017
Attention: Rudrabhishek Sahay
Ladies and Gentlemen:
Reference is made to that certain Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among Investors Heritage Capital Corporation, a Kentucky corporation (the “Company”), Aquarian Investors Heritage Holdings LLC, a Delaware limited liability company (the “Parent”), and Aquarian Investors Heritage Acquisition Co., a Kentucky corporation and a direct wholly-owned subsidiary of the Parent (the “Merger Sub”), pursuant to which the Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of the Parent. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.
1.          Commitments. Subject to the terms and conditions set forth in this letter agreement (this “Agreement”), Aquarian Parc Holdings LLC, a Delaware limited liability company (“Aquarian”), hereby irrevocably undertakes and commits to the Parent to provide equity financing in cash (by wire transfer of immediately available funds to an account specified by the Parent) to the Parent in an amount up to U.S. $77,800,000.00 (the “Equity Commitment”), such Equity Commitment to be paid one (1) Business Day prior to the anticipated Closing Date (the “Funding Date”), subject to the conditions set forth in Section 2 below. In the event that the Merger is not consummated within fifteen (15) Business Days after the Funding Date (the “Hold Period”), Aquarian shall cause Aquarian’s funded Equity Commitment to be promptly returned to it by the Parent; provided, however, that any such return shall not relieve Aquarian of its obligations under this letter (including its obligation to fund the Equity Commitment) to the extent otherwise still in effect.
2.          Conditions. Aquarian’s Equity Commitment shall be subject to (a) the satisfaction or waiver by the Parent of each of the conditions to the Parent’s and the Merger Sub’s obligations to effect the Closing set forth in Sections 6.01 and 6.02 of the Merger Agreement (in each case, other than any conditions that by their nature are to be satisfied at the Closing, but subject to the prior or substantially concurrent satisfaction or waiver of such conditions) and (b) the absence of any amendment to or waiver of the Merger Agreement that adversely affects Aquarian in any material respect (including, without limitation, any increase in price).

3.          Covenants of Aquarian.
(a)          Aquarian shall take such actions as may reasonably be requested by the Parent to carry out the provisions of this Agreement and to permit the transactions contemplated by the Merger Agreement to be consummated, including providing to the Parent as promptly as practicable such information as may be reasonably required or requested to be provided to Governmental Authorities in connection with the seeking by the Parent and its representatives of consents, authorizations, orders and approvals of, and exemptions by, any Governmental Authority required in connection with the transactions contemplated by the Merger Agreement.
(b)          Aquarian hereby covenants and agrees that the Parent shall be entitled to seek specific performance to cause Aquarian to consummate the Equity Commitment, but only in the event that the conditions set forth in Section 2 above have been satisfied (or waived in writing by Aquarian). Aquarian acknowledges and agrees that (a) the monetary damages resulting from a breach of the covenants and agreements in respect of its Equity Commitment would be incalculable and would constitute an insufficient remedy with respect to any such breach, and (b) any breach of the covenants and agreements in respect of its Equity Commitment would cause irreparable harm to the Parent and/or the Merger Sub. Accordingly, Aquarian agrees that, in the event of any breach of the covenants or agreements in respect of its Equity Commitment, the Parent shall be entitled to equitable relief, without the posting of any bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to the Parent at law or in equity.
4.          Parties in Interest. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Parent to enforce, the obligations set forth herein.  Notwithstanding anything to the contrary in this Agreement, if the Company is entitled to specific performance in accordance with Section 8.09 of the Merger Agreement to cause the Closing to occur, the Company may enforce Parent’s right to cause the Equity Commitment to be funded (solely to the extent that Parent can enforce the Equity Commitment in accordance with the terms hereof) without the direction of Aquarian, and in such event and solely to such extent the Company will be a third party beneficiary of Parent’s rights under this Agreement.
5.          Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any other agreement, by its acceptance of the benefits of this letter, the Parent acknowledges and agrees that no person other than Aquarian has any obligations hereunder and that no recourse or right of recovery shall be had hereunder or under any document or instrument delivered in connection herewith or otherwise, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability, obligation or right to contribution shall attach to, any other person through Aquarian, whether by or through any attempted piercing of the corporate veil, by or through a claim by or on behalf of Aquarian against any such person, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. Recourse against Aquarian, if any, pursuant to this Agreement and only to the extent expressly provided, shall be the sole and exclusive remedy of the Parent against Aquarian in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby.
6.          No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of the Parent and Aquarian and subject to Section 5.12 of the Merger Agreement. This Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Parent and Aquarian with respect to the transactions contemplated hereby. No transfer of any rights or obligations hereunder shall be permitted without the consent of the Parent and Aquarian. Any transfer in violation of the preceding sentence shall be null and void.
7.          Governing Law; Jurisdiction; Venue; Waiver of Jury Trial.
(a)          This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
(b)          Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or if the Superior Court of the State of Delaware does not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address or in any other manner permitted by applicable Law.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7(c).
8.          Counterparts. This Agreement may be executed in counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.
9.          Confidentiality. This Agreement may not be used, circulated, quoted or otherwise referred to by either party except with the prior written consent of the other party; provided, that no such written consent is required for any disclosure of the existence of this Agreement to (i) the extent required by applicable Law or to comply with requirements to obtain necessary approvals of Governmental Authorities to permit consummation of the transactions contemplated hereby (provided, that disclosing party will provide the other party an opportunity to review such required disclosure in advance of such disclosure being made, and in all cases such disclosure shall be on a confidential basis to the extent permitted under applicable law); (ii) a party’s Representatives; or (iii) the Company in satisfaction of Section 4.09 of the Merger Agreement.
10.          Termination. The obligation of either party under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged) and (b) the Outside Termination Date (as defined in the Merger Agreement).
11.          No Assignment. The Equity Commitment evidenced by this Agreement shall not be assignable, in whole or in part, by the Parent without Aquarian’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of Aquarian and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Any purported assignment of this Agreement or the Commitment in contravention of this Section 11 shall be void.

12.          Representations and Warranties.
(a)	Aquarian represents and warrants to the Parent that:
(i)          it has, or will have on or prior to the first Business Day preceding the anticipated Funding Date, the financial capacity to pay and perform its obligations hereunder;
(ii)         it has all power and authority to execute, deliver and perform this Agreement;
(iii)       the execution, delivery and performance of this Agreement by it have been duly and validly authorized and approved by all necessary organizational action by it;
(iv)       this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement;
(v)        entry into and performance of its obligations under this letter will not (i) breach any provision of its organizational documents or (ii) result in a breach of any laws or regulations in its jurisdiction of organization or any order, decree or judgment of any court or any governmental or regulatory authority;
(vi)       this letter has been duly authorized and executed and when delivered will constitute the legal, valid and binding obligation of Aquarian enforceable in accordance with its terms; and
(vii)       it and its affiliates (A) will not have any direct or indirect ownership interest in the Company and its subsidiaries other than as contemplated in clause (B) immediately after the Closing Date and (B) are not making any direct or indirect investment in the Company and its subsidiaries other than pursuant to the Equity Commitment contemplated by this Agreement and any direct or indirect interest owned through the Parent and its affiliates.
(b)	The Parent represents and warrants to Aquarian that:
(i)          it has all power and authority to execute, deliver and perform this letter;
(ii)         the execution, delivery and performance of this letter by it have been duly and validly authorized and approved by all necessary organizational action by it;
(iii)       this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement; and

(iv)       the execution, delivery and performance by it of this letter do not and will not (i) breach any provision of its organizational documents or other agreements to which the Parent is a party or (ii) result in a breach of any laws or regulations in its jurisdiction of organization or any order, decree or judgment of any court or any governmental or regulatory.
[Signature page follows]

AQUARIAN PARC HOLDINGS LLC

By:	/s/ Rudrabhishek Sahay
	Name:	Rudrabhishek Sahay
	Title:	Authorized Signatory

Agreed to and accepted:

AQUARIAN INVESTORS HERITAGE
 HOLDINGS LLC

By:	/s/ Rudrabhishek Sahay
	Name:	Rudrabhishek Sahay
	Title:	Authorized Signatory

[Signature Page to Equity Commitment Letter]